UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2011

StoneMor Partners L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-50910	80-0103159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Veterans Highway, Suite B, Levittown, PA 19056

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (215) 826-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 29, 2011, StoneMor Partners L.P. (the “Partnership”) entered into the Second Amended and Restated Credit Agreement (the “Credit Agreement”) among StoneMor Operating LLC as a Borrower (the “Operating Company”), each of the subsidiaries of the Operating Company as additional Borrowers (together with the Operating Company, the “Borrowers”), StoneMor GP LLC, the general partner of the Partnership, and the Partnership as Guarantors, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. In addition, on the same date, the Borrowers, the Guarantors and Bank of America, N.A. entered into the Amended and Restated Security Agreement (the “Security Agreement”) and the Amended and Restated Pledge Agreement (the “Pledge Agreement”, and together with the Credit Agreement and the Security Agreement, the “New Agreements”).

The New Agreements replaced the Partnership’s Amended and Restated Credit Agreement, dated August 15, 2007, as amended (the “Prior Credit Agreement”), Security Agreement, dated September 20, 2004, as amended, and Pledge Agreement, dated September 20, 2004 (collectively, the “Prior Agreements”). The terms of the New Agreements are substantially the same as the terms of the Prior Agreements. The primary purpose of entering into the New Agreements was to consolidate the amendments to the Prior Agreements into the New Agreements and eliminate references to the Intercreditor and Collateral Agency Agreement, dated September 20, 2004, by and among StoneMor GP LLC, the Partnership, the Operating Company, various subsidiaries and lenders, the holders of the Partnership’s 12.5% Series B and Series C senior secured notes due August 2012 (the “Senior Notes”), and Fleet National Bank (the “Intercreditor Agreement”). The Intercreditor Agreement was entered into in connection with Credit Agreement, dated September 20, 2004, among StoneMor GP LLC, the Partnership, the Operating Company various subsidiaries and lenders, and Fleet National Bank as Administrative Agent (the “Original Credit Agreement”), and the private placement of the Senior Notes, and set forth the rights and obligations of the parties to the Intercreditor Agreement as they related to the collateral securing the obligations under the Original Credit Agreement and the Senior Notes. The Original Credit Agreement was amended and restated by the Prior Credit Agreement. The Senior Notes were repaid with the proceeds of the Partnership’s public offering of common units consummated on February 9, 2011, and as a result, the Intercreditor Agreement was rendered unnecessary.

The Credit Agreement provides for both an acquisition credit facility of $65 million (the “Acquisition Credit Facility”) and a revolving credit facility of $55 million (the “Revolving Credit Facility”, and together with the Acquisition Credit Facility, the “Credit Facility”) maturing on January 29, 2016. The summary of the material terms of the New Agreements is set forth below. Capitalized terms which are not defined in the following description shall have the meaning assigned to such terms in the New Agreements.

The interest rates on the Credit Facility are calculated as follows:

•

For Eurodollar Rate Loans, the outstanding principal amount thereof bears interest for each Interest Period at a rate per annum equal to the Eurodollar Rate for the Interest Period plus the Applicable Rate for Eurodollar Rate Loans; and

•

For Base Rate Loans and Swing Line Loans, the outstanding principal amount thereof bears interest from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.

In addition, the Borrowers must pay a Letter of Credit Fee for each Letter of Credit equal to the Applicable Rate for Letter of Credit Fees times the daily amount to be drawn under such Letter of Credit. The Applicable Rate is determined based on the Consolidated Leverage Ratio of the Partnership and its Subsidiaries, and ranges from 2.75% to 3.75% for Eurodollar Rate Loans and Letter of Credit Fees, and 1.75% to 2.75% for Base Rate Loans and Swing Line Loans. The current Applicable Rate for each of: (i) Eurodollar Rate Loans and Letter of Credit Fees is 3.75% and (ii) Base Rate Loans and Swing Line Loans is 2.75% based on the current Consolidated Leverage Ratio. The Credit Agreement also requires the Borrowers to pay a quarterly unused commitment fee, which is calculated based on the amount by which the commitments under the Credit Agreement exceed the usage of such commitments.

The Credit Agreement contains financial covenants, pursuant to which the Borrowers and the Guarantors will not permit:

•

Consolidated EBITDA for any Measurement Period to be less than the sum of (i) $52 million plus (ii) 80% of the aggregate of all Consolidated EBITDA for each Permitted Acquisition completed after February 9, 2011;

•	the Consolidated Fixed Charge Coverage Ratio to be less than 1.15x for any Measurement Period ending in 2011, or 1.20x for any Measurement Period thereafter;

•	the Consolidated Leverage Ratio to be greater than 3.65 to 1.0 for Measurement Periods ending after December 31, 2010; and

•

any Maintenance Capital Expenditures for any Measurement Period ending in 2011, 2012 and 2013 to exceed $4.6 million, $5.2 million and $5.8 million, respectively, or $6.5 million for any Measurement Period ending in 2014 or thereafter.

The covenants include, among other limitations, limitations on: (i) liens, (ii) the creation or incurrence of debt, (iii) investments and acquisitions, (iv) dispositions of property, (v) dividends, distributions and redemptions, and (vi) transactions with Affiliates.

The proceeds of the Acquisition Credit Facility may be used by the Borrowers to finance (i) Permitted Acquisitions, and (ii) the purchase and construction of mausoleums. The proceeds of the Revolving Credit Facility and Swing Line Loans may be utilized to finance working capital requirements, Capital Expenditures and for other general corporate purposes. The Borrowers’ obligations under the Credit Agreement are guaranteed by both the Partnership and StoneMor GP LLC.

Pursuant to the Security Agreement and the Pledge Agreement, the Borrowers’ obligations under the Credit Facility are secured by a first priority lien and security interest in substantially all of the Borrowers’ assets, whether then owned or thereafter acquired, excluding:

(i) trust accounts, certain proceeds required by law to be placed into such trust accounts and funds held in trust accounts; (ii) StoneMor GP LLC’s interest in the Partnership, the incentive distribution rights under the Partnership’s partnership agreement and the deposit accounts of StoneMor GP LLC into which distributions are received; (iii) Equipment subject to a purchase money security interest or equipment lease permitted under the Credit Agreement and certain other contract rights under which contractual, legal or other restrictions on assignment would prohibit the creation of a security interest or such creation of a security interest would result in a default thereunder.

Events of Default under the Credit Agreement include, but are not limited to, the following:

•	non-payment of any principal, interest or other amounts due under the Credit Agreement or any other Credit Document;

•

failure to observe or perform any covenants related to: (i) the delivery of financial statements, compliance certificates, reports and other information; (ii) providing prompt notice of Defaults and other events; (iii) the preservation of the legal existence and good standing of each Borrower and Guarantor; (iv) the ability of the Administrative Agent and each Lender to visit and inspect properties, examine books and records, and discuss financial and business affairs with directors, officers and independent public accountants of each Borrower and Guarantor; (v) restrictions on the use of proceeds; (vi) guarantees by new Subsidiaries; (vii) the maintenance of corporate formalities for each Borrower and Guarantor; (viii) the maintenance of Trust Accounts and Trust Funds; and (ix) any of the negative covenants contained in the Credit Agreement;

•	failure to observe or perform any other covenant, if uncured 30 days after notice thereof is provided by the Administrative Agent or Lenders;

•	any default under any other Indebtedness of the Borrowers or Guarantors;

•	any insolvency proceedings by a Borrower or Guarantor;

•	the insolvency of any Borrower or Guarantor, or a writ of attachment or execution or similar process issuing or being levied against any material part of the property of a Borrower or Guarantor; and

•	any Change in Control.

The New Agreements also include various representations, warranties and covenants and indemnification provisions customary for transactions of this nature.

Some of the Lenders and their respective affiliates have acted as lenders under the Prior Credit Agreement and engaged in, and may in the future engage in, investment banking and other commercial dealings with the Partnership and its affiliates for which they have received, and will receive, customary fees and expenses.

The foregoing summary of the New Agreements is not complete and is qualified in its entirety by reference to the New Agreements, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 hereto and are incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

On April 29, 2011, the Partnership entered into the New Agreements that replaced the Prior Agreements and effectively terminated the Prior Agreements and the Intercreditor Agreement, as described in Item 1.01 above, which description is incorporated in its entirety by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 29, 2011, the Partnership entered into the Credit Agreement. The terms of the Credit Agreement are described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated in its entirety by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated April 29, 2011, among StoneMor Operating LLC, each of its Subsidiaries, StoneMor GP LLC, StoneMor Partners L.P., the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

10.2	Amended and Restated Security Agreement, dated April 29, 2011, among StoneMor GP LLC, StoneMor Partners L.P., StoneMor Operating LLC, the Subsidiary Debtors listed therein and Bank of America, N.A. as Collateral Agent.

10.3	Amended and Restated Pledge Agreement, dated April 29, 2011, among StoneMor GP LLC, StoneMor Partners L.P., StoneMor Operating LLC, the Subsidiary Pledgors listed therein and Bank of America, N.A. as administrative and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONEMOR PARTNERS L.P.

By:	StoneMor GP LLC
its general partner

By:	/s/ William R. Shane
Name:	William R. Shane
Title:	Executive Vice President and Chief Financial Officer

Date: May 5, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated April 29, 2011, among StoneMor Operating LLC, each of its Subsidiaries, StoneMor GP LLC, StoneMor Partners L.P., the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

10.2	Amended and Restated Security Agreement, dated April 29, 2011, among StoneMor GP LLC, StoneMor Partners L.P., StoneMor Operating LLC, the Subsidiary Debtors listed therein and Bank of America, N.A. as Collateral Agent.

10.3	Amended and Restated Pledge Agreement, dated April 29, 2011, among StoneMor GP LLC, StoneMor Partners L.P., StoneMor Operating LLC, the Subsidiary Pledgors listed therein and Bank of America, N.A. as administrative and collateral agent.